Exhibit 99.1

MoSys, Inc. Reports Fourth Quarter and 2011 Financial Results

SANTA CLARA, Calif.--(BUSINESS WIRE)--February 7, 2012--MoSys, Inc., (NASDAQ: MOSY), a provider of serial chip-to-chip communications solutions that deliver unparalleled bandwidth performance for next generation networking systems and advanced system-on-chip (SoC) designs, today reported financial results for the fourth quarter and fiscal year ended December 31, 2011.

Fourth Quarter and Year 2011 Highlights

  Reported full year 2011 revenue of $14.1 million;
  Increased fourth quarter revenue to $5.2 million, up 30 percent over the prior year period;
  Raised $35 million through a patent sale, ending the year with total cash and investments of $58 million;
  Announced and demonstrated interoperability of the Bandwidth Engine® integrated circuit (IC) family with SerDes from Avago Technologies and with FPGA devices from Altera Corporation and Xilinx, Inc.;
  Established new distribution channel partnerships for the Bandwidth Engine IC in China and Japan;
  Achieved first design wins for the Bandwidth Engine IC; and
  Achieved ISO 9001:2008 certification.

Management Commentary

“During the fourth quarter, we significantly strengthened our cash position through the $35 million sale of a portion of our memory technology patent portfolio. We are very pleased to have completed this transaction, which provides us with ample funding to advance the development of our Bandwidth Engine IC business,” said Len Perham, MoSys’ President and Chief Executive Officer. “We are now well positioned to focus on executing our strategy to become an IP-rich fabless semiconductor company.

“In addition to the patent sale, fourth quarter financial results reflected a strong increase in revenue driven by completion of milestones on IP licensing projects, as well as ongoing royalty revenue. In the coming quarters, our primary focus will be to drive demand and achieve additional design wins for our Bandwidth Engine IC family.

“From a technology perspective, in 2012, we will also continue to focus on R&D activities for our Bandwidth Engine product roadmap, while closely managing our operating costs. MoSys recently earned ISO 9001:2008 certification for its IC operations, which is a significant step toward achieving enterprise-grade quality and furthering its evolution as an IP-rich fabless semiconductor company,” concluded Mr. Perham.

Fourth Quarter Results

Total net revenue for the fourth quarter of 2011 was $5.2 million, compared with $2.1 million reported in the third quarter of 2011 and $4.0 million in the fourth quarter of 2010.

Fourth quarter 2011 total revenue included licensing revenue of $2.7 million, compared with $0.8 million for the previous quarter and $1.4 million for the fourth quarter of 2010. Fourth quarter 2011 royalty revenue was $2.5 million, compared with $1.4 million in the previous quarter and $2.6 million for the fourth quarter of 2010.

Gross margin for the fourth quarter of 2011 was 66 percent, compared with 83 percent in the third quarter of 2011 and 81 percent for the fourth quarter of 2010. The sequential decrease in gross margin was due to higher costs associated with the increased license revenue.

Total operating expenses on a GAAP basis for the fourth quarter of 2011 were a net gain of $26.5 million, which was attributable to a one-time gain of $35.6 million from the Company’s sale of memory technology patents. Operating expenses also included $9.1 million in R&D and SG&A expense. Total operating expenses also included $0.7 million of amortization of intangible assets and $1.0 million of stock-based compensation expense. Fourth quarter 2011 R&D and SG&A total operating expenses of $9.1 million compared with $8.6 million in the previous quarter and $8.9 million for the fourth quarter of 2010.

GAAP net income for the fourth quarter of 2011 was $29.8 million, or $0.75 per diluted share, compared with a net loss of $6.9 million, or ($0.18) per share, in the previous quarter and a net loss of $5.7 million, or ($0.17) per share, for the fourth quarter of 2010. The non-GAAP net income for the fourth quarter of 2011 was $31.7 million, or $0.80 per diluted share, which excludes amortization of intangible assets and stock-based compensation expense. Earnings per share on a GAAP and non-GAAP basis for the fourth quarter of 2011 were computed using approximately 39.8 million weighted diluted shares. A reconciliation of GAAP results to non-GAAP results is provided in the financial statement tables following the text of this press release.

Cash and investments totaled $58.0 million as of December 31, 2011, which included the $35 million in cash proceeds from the Company’s December 2011 patent sale.

Full Year 2011 Results

Total revenue for 2011 was $14.1 million, compared with $15.6 million for fiscal 2010. Net income for 2011 was $11.3 million, or $0.28 per diluted share, based on approximately 40.4 million weighted shares, compared with a net loss of $23.1 million, or ($0.72) per share, in 2010. Non-GAAP net income for 2011 was $17.6 million, or $0.44 per share, excluding stock-based compensation charges of $3.8 million and $2.6 million in intangible asset amortization charges. The Non-GAAP net loss for 2010 was $15.8 million, or ($0.49) per share, which excludes amortization of intangible assets, stock-based compensation expense and acquisition-related charges. Earnings per share for the full year 2011 were computed using approximately 40.4 million weighted diluted shares.

Financial Results Webcast / Conference Call

MoSys will host a conference call and webcast with investors today at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to discuss the fourth quarter 2011 financial results and the business outlook. Investors and other interested parties may access the call by dialing 1-800-599-9816 in the U.S. (1-617-847-8705 outside of the U.S.), and entering the pass code 24242598 at least 10 minutes prior to the start of the call. In addition, an audio webcast will be available through the MoSys Web site at http://www.mosys.com. A telephone replay will be available for two business days following the call at 1-888-286-8010 in the U.S. (1-617-801-6888 outside of the U.S.), pass code of 41459235.

Use of Non-GAAP Financial Measures

To supplement MoSys’ consolidated financial statements presented in accordance with GAAP, MoSys uses non-GAAP financial measures that exclude from the statement of operations the effects of stock-based compensation and certain acquisition-related charges, including amortization of acquired intangible assets, transaction costs and contingent compensation charges. MoSys’ management believes that the presentation of these non-GAAP financial measures is useful to investors and other interested persons because they are one of the primary indicators that MoSys’ management uses for planning and forecasting future performance. MoSys’ management believes that the presentation of non-GAAP financial measures that exclude these items is useful to investors because MoSys’ management does not consider these charges part of the day-to-day business or reflective of the core operational activities of the Company that are within the control of management or that would be used to evaluate management’s operating performance.

Investors are encouraged to review the reconciliation of these non-GAAP financial measures to the comparable GAAP results, which is provided in a table below the Condensed Consolidated Statements of Operations. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. For additional information regarding these non-GAAP financial measures, and management’s explanation of why it considers such measures to be useful, refer to the Form 8-K dated February 7, 2012, that the Company filed with the Securities and Exchange Commission.

Forward-Looking Statements

This press release may contain forward-looking statements about the Company, including, without limitation, benefits and performance expected from use of the Company’s embedded memory and interface technologies, anticipated benefits and performance expected from the Bandwidth Engine product and the Company’s future markets and future business prospects.

Forward-looking statements are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors. These factors include, but are not limited, to the following:

  achieving additional design wins for the Bandwidth Engine IC;
  commencing volume shipments of Bandwidth Engine ICs;
  our ability to enhance our existing proprietary technologies and develop new technologies;
  achieving necessary acceptance of our IC architecture and interface protocols by potential customers and their suppliers;
  difficulties and delays in the development, production, testing and marketing of our ICs;
  reliance on our manufacturing partners to assist successfully with the fabrication of our ICs;
  availability of quantities of ICs supplied by our manufacturing partners at a competitive cost;
  our lack of recent experience as a fabless semiconductor company making and selling proprietary ICs;
  level of intellectual property protection provided by our patents, the expenses and other consequences of litigation, including intellectual property infringement litigation, to which we may be or may become a party from time to time;
  vigor and growth of markets served by our customers and our operations; and

other risks identified in the Company’s most recent reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, as well as other reports that MoSys files from time to time with the Securities and Exchange Commission. MoSys undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.

About MoSys, Inc.

MoSys, Inc. (NASDAQ: MOSY) is a provider of high-performance networking memory solutions and high-speed, multi-protocol serial interface intellectual property (SerDes IP). MoSys' leading edge Bandwidth Engine® ICs combine the company's patented 1T-SRAM® high-density memory with its SerDes IP and are initially targeted at providing breakthroughs in bandwidth and access performance in next generation networking systems. MoSys' SerDes IP and DDR3 PHYs support a wide range of data rates across a variety of standards, while its 1T-SRAM memory cores provide a combination of high-density, low-power consumption, high-speed and low cost advantages for high-performance applications. MoSys is headquartered in Santa Clara, California. More information is available on MoSys' website at www.mosys.com.

MoSys, 1T-SRAM and Bandwidth Engine are registered trademarks of MoSys, Inc. in the US and/or other countries. The MoSys logo is a trademark of MoSys, Inc. All other marks mentioned herein are the property of their respective owners.

MOSYS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts; unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

Net Revenue
Licensing	$2,668	$1,408	$5,987	$6,468
Royalty	2,501	2,560	8,120	9,095
Total net revenue	5,169	3,968	14,107	15,563

Cost of Net Revenue
Licensing	1,780	768	3,295	2,826
Total cost of net revenue	1,780	768	3,295	2,826

Gross Profit	3,389	3,200	10,812	12,737

Operating Expenses
Research and development	6,847	6,078	26,216	24,692
Selling, general and administrative	2,286	2,850	8,869	10,051
Gain on sale of patents	(35,611)	-	(35,611)	-
Acquisition-related costs	-	-	-	1,182
Total operating expenses	(26,478)	8,928	(526)	35,925

Income (loss) from operations	29,867	(5,728)	11,338	(23,188)

Other income (expense), net	162	(23)	206	177
Income (loss) before income taxes	30,029	(5,751)	11,544	(23,011)

Income tax provision (benefit)	229	(40)	288	51

Net income (loss)	$29,800	$(5,711)	$11,256	$(23,062)

Net income (loss) per share
Basic	$0.78	($0.17)	$0.30	($0.72)
Diluted	$0.75	($0.17)	$0.28	($0.72)

Shares used in computing net income (loss) per share
Basic	38,353	33,130	37,861	31,870
Diluted	39,765	33,130	40,377	31,870

MOSYS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	December 31,
	2011	2010

Assets
Current assets:
Cash, cash equivalents and investments	$49,438	$29,351
Accounts receivable, net	969	1,079
Unbilled contract receivables	74	202
Prepaid expenses and other assets	1,522	3,377
Total current assets	52,003	34,009

Long-term investments	8,537	8,193
Property and equipment, net	1,382	2,160
Goodwill	23,134	23,134
Intangible assets, net	4,400	6,238
Other assets	181	232
Total assets	$89,637	$73,966

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$336	$839
Accrued expenses and other liabilities	2,779	2,623
Accrued acquisition-related earn-out	-	1,500
Deferred revenue	920	1,801
Total current liabilities	4,035	6,763

Long-term liabilities	109	146

Stockholders' equity	85,493	67,057

Total liabilities and stockholders’ equity	$89,637	$73,966

MOSYS, INC.
Reconciliation of GAAP to Non-GAAP Net Income (Loss) and Net Income (Loss) Per Share
(In thousands, except per share amounts; unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

GAAP net income (loss)	$29,800	$(5,711)	$11,256	$(23,062)
Stock-based compensation expense
- Cost of net revenue	270	63	407	309
- Research and development	586	429	1,961	1,524
- Selling, general and administrative	436	510	1,398	1,465
Total stock-based compensation expense	1,292	1,002	3,766	3,298

Amortization of intangible assets (1)	654	671	2,618	2,818
Acquisition-related contingent compensation charges (2)	-	-	-	987
Acquisition-related transaction costs (3)	-	-	-	195

Non-GAAP net income (loss)	$31,746	$(4,038)	$17,640	$(15,764)

GAAP net income (loss) per share - diluted	$0.75	($0.17)	$0.28	($0.72)
Reconciling items
- Stock-based compensation expense	0.03	0.03	0.10	0.10
- Amortization of intangible assets (1)	0.02	0.02	0.06	0.09
- Acquisition-related contingent compensation charges (2)	-	-	-	0.03
- Acquisition-related transaction costs (3)	-	-	-	0.01

Non-GAAP net income (loss) per share - diluted	$0.80	($0.12)	$0.44	($0.49)

Shares used in computing non-GAAP net income (loss) per share
Basic	38,353	33,130	37,861	31,870
Diluted	39,765	33,130	40,377	31,870
(1)	Non-cash charges for amortization of intangibles arising from acquired assets.
(2)

Contingent earn-out compensation charges arising from acquisitions. Amounts included in research and development (R&D) and selling, general and administrative (SG&A) expenses for the twelve months ended December 31, 2010 are $842,000 and $145,000, respectively.

(3)	Charges primarily related to legal and accounting fees incurred for the acquisition of MagnaLynx, Inc. in March 2010.
These charges are included in SG&A expenses.

CONTACT:
MoSys, Inc.
Jim Sullivan, CFO, +1 408-418-7500
jsullivan@mosys.com
or
Shelton Group, Investor Relations
Beverly Twing, +1 972-239-5119 ext. 126
Sr. Acct. Manager
btwing@sheltongroup.com